Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:              Walter Ida

(808) 946-1400

Territorial Bancorp Inc. Announces 2017 Results

•                  Net income for the three months ended December 31, 2017 was $2.17 million compared to $4.36 million for the three months ended December 31, 2016.  Net income for the three months ended December 31, 2017 reflected a $2.05 million increase in income tax expense that occurred because of a write-down of deferred income tax assets that resulted when the federal corporate tax rate was lowered from 35% to 21% in December due to the Tax Cuts and Jobs Act of 2017.  Excluding the write-down of the deferred income tax assets, net income would have been $4.22 million.

•                  Total assets grew by 6.72% in 2017 and exceeded $2.0 billion at December 31, 2017.

•                  Loans receivable grew by 11.45% in 2017 to $1.489 billion at December 31, 2017.  This was the sixth consecutive year of double digit loan growth.

•                  Deposits rose by 6.97% in 2017 to $1.597 billion at December 31, 2017.

•                  A $1,000 year-end bonus was paid to most non-management employees at the end of 2017.

•                  Total dividends paid per share of common stock grew by 30.43% in 2017 to $1.20 per share.

•                  Board of Directors approved a quarterly cash dividend of $0.20 per share, representing Territorial Bancorp Inc.’s 33rd consecutive quarterly dividend.

Honolulu, Hawaii, January 25, 2018 - Territorial Bancorp Inc. (NASDAQ: TBNK) (the “Company”), headquartered in Honolulu, Hawaii, the holding company parent of Territorial Savings Bank, announced net income of $2.17 million or $0.23 per diluted share for the three months ended December 31, 2017, compared to $4.36 million or $0.46 per diluted share for the three months ended December 31, 2016.  Net income for the three months ended December 31, 2017 included a $2.05 million ($0.21 per share) increase in income tax expense that occurred because of a decrease in the Company’s deferred income tax assets that resulted when the federal corporate tax rate was lowered from 35% to 21% in December. Excluding the write-down of the deferred income tax assets, net income would have been $4.22 million or $0.44 per diluted share.  Although the reduction in the federal corporate tax rate resulted in the write-down of a portion of the Company’s deferred income tax assets, the lower tax rate will reduce the effective tax rate in the future.

The Company also announced that its Board of Directors approved a quarterly cash dividend of $0.20 per share.  The dividend is expected to be paid on February 22, 2018 to stockholders of record as of February 8, 2018.

Allan Kitagawa, Chairman and Chief Executive Officer, said, “The Company continues to perform well despite the increase in income tax expense that occurred in the fourth quarter due to changes in federal tax law.  Hawaii’s economy, especially the visitor industry, continues to improve.  The growth in Hawaii’s economy has allowed us to increase the size of our loan portfolio and total deposits, which in turn, has increased our net interest income.  Along with this growth, the Company’s strong performance has resulted in our total assets exceeding $2 billion.”

Interest Income

Net interest income after provision for loan losses increased to $14.85 million for the three months ended December 31, 2017 from $14.34 million for the three months ended December 31, 2016. Total interest income was $17.60 million for the three months ended December 31, 2017 compared to $16.48 million for the three months ended December 31, 2016. The $1.12 million growth in interest income was due to a $1.16 million increase in interest earned on loans which resulted primarily from the $152.98 million increase in loans receivable.

Interest Expense and Provision for Loan Losses

Total interest expense increased to $2.70 million for the three months ended December 31, 2017 from $2.05 million for the three months ended December 31, 2016.  Total interest expense on deposits increased to $2.21 million for the three months ended December 31, 2017 from $1.57 million for the three months ended December 31, 2016.  The increase in interest expense on deposits occurred primarily because of a $104.10 million increase in total deposits. During the quarter ended December 31, 2017, the provision for loan losses was $50,000 compared to $91,000 for the quarter ended December 31, 2016.

Noninterest Income

Noninterest income was $856,000 for the three months ended December 31, 2017 compared to $1.07 million for the three months ended December 31, 2016.  The decrease in noninterest income was primarily due to a $120,000 decrease in the gain on sale of investment securities, a $57,000 decline in gains on the sale of loans and a $66,000 decrease in service fees on loans and deposit accounts.

Noninterest Expense

Noninterest expense was $10.25 million for the three months ended December 31, 2017 compared to $8.19 million for the three months ended December 31, 2016.  The increase in noninterest expense was primarily due to a $1.72 million increase in salaries and employee benefits, which resulted from a $1,000 year-end bonus paid to most non-management employees to share the benefits which the Company will receive from the reduction in the federal corporate tax rate from 35% to 21% and a change in the methodology for the distribution of dividends to participants in the ESOP plan.  The increase in dividends paid raised the total distribution to ESOP plan participants, and the change in methodology for the distribution of dividends resulted in additional expense of $395,000 related to 2017 and $266,000 related to prior periods.  Changes in dividend levels affect the related ESOP expense.  In 2017, the total dividends paid by the Company rose to $1.20 per share of common stock from $0.92 per share of dividends paid in 2016.

Income Taxes

Income tax expense for the three months ended December 31, 2017 was $3.29 million compared to $2.86 million for the three months ended December 31, 2016.  Income tax expense for the three months ended December 31, 2017 includes a $2.05 million write-down of the Company’s deferred income tax assets which resulted when the federal corporate tax rate was lowered from 35% to 21% in December. Although the reduction in the corporate tax rate resulted in the write-down of the Company’s deferred income tax assets, the lower tax rate will reduce the effective tax rate in the future.  Income tax expense for the three months ended December 31, 2017 also included a $505,000 tax benefit related to the exercise of stock options. Starting in 2017, a new accounting standard requires that any excess tax benefits resulting from the exercise of stock options be recognized in income tax expense.  Prior to the adoption of the new standard, the excess tax benefits were recorded as additional paid-in capital.  The amount of tax benefits or deficiencies recognized in income tax expense depends on the number of options exercised, the exercise price and the stock price at the time the options are exercised.

The efficiency ratio for the three months ended December 31, 2017 was 65.06% compared to 52.82% for the three months ended December 31, 2016.  The increase in the efficiency ratio reflects the Company paying a $1,000 year-end bonus to most non-management employees in three months ended December 31, 2017 and the increase in the ESOP expense discussed above.

Year Ended December 31, 2017 Results

Net income for 2017 was $14.96 million compared to $16.35 million for 2016, a decrease of 8.47%.  The decrease in earnings is primarily due to a $2.05 million increase in income tax expense which occurred because of a decrease in the Company’s deferred income tax assets that resulted when the federal corporate tax rate was lowered from 35% to 21% in December. Excluding the write-down of the deferred income tax assets, net income would have been $17.01 million for the year ended December 31, 2017.

For the year ended December 31, 2017, net interest income was $58.74 million compared to $58.23 million for the year ended December 31, 2016.  Total interest income increased to $68.33 million for the year ended December 31, 2017 from $66.07 million for the year ended December 31, 2016.  Interest income on loans grew by $3.98 million, or 7.77%, to $55.14 million for the year ended December 31, 2017, primarily because of a $152.98 million increase in the loan portfolio.  This increase was offset by a reduction of $1.84 million in interest earned on investment securities, which occurred due to a reduction in investment securities.  Total interest expense increased to $9.59 million for the year ended December 31, 2017 from $7.84 million for the year ended December 31, 2016, primarily due to the $1.73 million increase in interest expense on deposits.  The $1.73 million increase in interest expense on deposits occurred primarily because of a $104.10 million increase in total deposits.  Provision for loan losses decreased to $52,000 for the year ended December 31, 2017 compared to $310,000 for the year ended December 31, 2016 primarily because of a decrease in the amount of non-performing assets and relatively low levels of loan losses.

Noninterest income was $3.85 million for the year ended December 31, 2017 compared to $4.09 million for the year ended December 31, 2016.  This decrease in noninterest income was primarily due to a $207,000 reduction in the gain on sale of loans.

Noninterest expense was $36.47 million for the year ended December 31, 2017 compared to $34.88 million for the year ended December 31, 2016.  The increase in noninterest expense was primarily due to a $1.02 million increase in salaries and employee benefits, which resulted from a $1,000 year-end bonus paid to most non-management employees to share the benefits which the Company will receive from the reduction in the corporate tax rate from 35% to 21% and the increase in ESOP expense discussed above.

Income tax expense rose by $315,000 to $11.10 million for the year ended December 31, 2017 compared to $10.79 million for the year ended December 31, 2016.  Income tax expense in 2017 includes a $2.05 million charge for the decrease in the Company’s tax deferred income tax assets that resulted when the federal corporate tax rate was lowered from 35% to 21% in December.  Income tax expense also included a $1.05 million tax benefit related to the exercise of stock options described above.

Assets and Equity

Total assets increased to $2.004 billion at December 31, 2017 from $1.878 billion at December 31, 2016.  Loans receivable grew by $153.0 million or 11.45% to $1.489 billion at December 31, 2017 from $1.336 billion at December 31, 2016 as residential mortgage loan originations exceeded loan repayments and sales. Securities sold under agreements to repurchase declined to $30.00 million at December 31, 2017 from $55.00 million at December 31, 2016 as the Company paid off maturing borrowings.  The growth in loans receivable and the decrease in securities sold under agreements to repurchase was funded primarily by a $104.10 million increase in deposits, $38.20 million received from Federal Home Loan Bank advances and a $29.18 million decrease in cash and cash equivalents.  Deposits increased by 6.97% to $1.597 billion at December 31, 2017 from $1.493 billion at December 31, 2016.  Total stockholders’ equity increased to $234.85 million at December 31, 2017 from $229.79 million at December 31, 2016.  The increase in stockholders’ equity occurred as the Company’s net income for the year exceeded dividends paid to shareholders.

Capital Management

For the quarter ended December 31, 2017, the Company did not repurchase any shares under its previously announced seventh repurchase program, which permits the repurchase of up to 275,000 shares or approximately 3% of the current outstanding shares.  The Company uses share repurchases as part of its overall program to enhance shareholder value.  In evaluating the share repurchase programs, the Company considers the effect of repurchases on its tangible book value per share. At the Company’s current share price level, the amount of dilution to tangible book value may continue to limit the Company’s share repurchases.  The Company will continue to closely monitor this issue and, depending on market and other conditions, will conduct repurchases when it makes financial sense.

As of December 31, 2017, the Company has 410,343 outstanding, exercisable stock options.  The exercise of options would increase the number of shares outstanding, which among other things, would reduce earnings per share.

Asset Quality

Total delinquent loans 90 days or more past due and not accruing totaled $1.67 million (5 loans) at December 31, 2017, compared to $1.40 million (7 loans) at December 31, 2016.  Non-performing assets totaled $4.23 million at December 31, 2017 compared to $4.56 million at December 31, 2016.  The ratio of non-performing assets to total assets decreased to 0.21% at December 31, 2017 from 0.24% at December 31, 2016.  The allowance for loan losses at December 31, 2017 was $2.55 million and represented 0.17% of total loans compared to $2.45 million and 0.18% of total loans as of December 31, 2016.

About Us

Territorial Bancorp Inc., headquartered in Honolulu, Hawaii, is the stock holding company for Territorial Savings Bank.  Territorial Savings Bank is a state chartered savings bank which was originally chartered in 1921 by the Territory of Hawaii.  Territorial Savings Bank conducts business from its headquarters in Honolulu, Hawaii and has 29 branch offices in the state of Hawaii.  For additional information, please visit the Company’s website at:  https://www.territorialsavings.net.

Forward-looking statements - this earnings release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

•        statements of our goals, intentions and expectations;

•        statements regarding our business plans, prospects, growth and operating strategies;

•        statements regarding the asset quality of our loan and investment portfolios; and

•        estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.

The following factors, among others, including those set forth in the Company’s filings with the Securities and Exchange Commission, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•        general economic conditions, either nationally, internationally or in our market areas, that are worse than expected;

•        competition among depository and other financial institutions;

•        inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•        adverse changes in the securities markets;

•        changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•        our ability to enter new markets successfully and capitalize on growth opportunities;

•        our ability to successfully integrate acquired entities, if any;

•        changes in consumer spending, borrowing and savings habits;

•        changes in market and other conditions that would affect our ability to repurchase our shares of common stock;

•        changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

•        changes in our organization, compensation and benefit plans;

•        changes in our financial condition or results of operations that reduce capital available to pay dividends; and

•        changes in the financial condition or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

Territorial Bancorp Inc. and Subsidiaries

Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31		December 31
	2017	2016	2017	2016
Interest income:
Loans	$14,267	$13,108	$55,144	$51,168
Investment securities	3,198	3,244	12,526	14,365
Other investments	133	129	663	540
Total interest income	17,598	16,481	68,333	66,073

Interest expense:
Deposits	2,207	1,570	7,666	5,933
Advances from the Federal Home Loan Bank	326	263	1,105	1,035
Securities sold under agreements to repurchase	164	220	818	876
Total interest expense	2,697	2,053	9,589	7,844

Net interest income	14,901	14,428	58,744	58,229
Provision for loan losses	50	91	52	310

Net interest income after provision for loan losses	14,851	14,337	58,692	57,919

Noninterest income:
Service fees on loan and deposit accounts	472	538	1,962	1,960
Income on bank-owned life insurance	226	239	907	966
Gain on sale of investment securities	—	120	431	370
Gain on sale of loans	45	102	199	406
Other	113	72	347	392
Total noninterest income	856	1,071	3,846	4,094

Noninterest expense:
Salaries and employee benefits	6,360	4,644	21,614	20,591
Occupancy	1,498	1,464	5,937	5,749
Equipment	984	883	3,614	3,566
Federal deposit insurance premiums	157	147	605	743
Other general and administrative expenses	1,253	1,049	4,704	4,230
Total noninterest expense	10,252	8,187	36,474	34,879

Income before income taxes	5,455	7,221	26,064	27,134
Income taxes	3,288	2,859	11,102	10,787
Net income	$2,167	$4,362	$14,962	$16,347

Basic earnings per share	$0.23	$0.48	$1.61	$1.78
Diluted earnings per share	$0.23	$0.46	$1.57	$1.74
Cash dividends paid per common share	$0.50	$0.38	$1.20	$0.92
Basic weighted-average shares outstanding	9,342,744	9,175,267	9,273,783	9,093,385
Diluted weighted-average shares outstanding	9,559,630	9,409,934	9,532,724	9,311,975

Territorial Bancorp Inc.

Non-GAAP Information

Net income and fully-diluted earnings per share, excluding the impact of the Tax Cut and Jobs Act, are non-GAAP measures.  The following table reconciles the measures on a GAAP basis to the non-GAAP results.  Management believes that these are useful financial measures as they enable investors and others to better assess the Company’s operating performance, as the effects of the Tax Cut and Jobs Act will differ among companies.

	Net	Fully-diluted
	Income	Earnings
	(in millions)	Per Share

As reported	$2,167	$0.23

Impact of changes in corporate tax rate under the Tax Cut and Jobs Act	$2,054	$0.21

Results Excluding Impact of the Tax Cut and Jobs Act	$4,221	$0.44

The impact of the Tax Cut and Jobs Act is related to the write-down of deferred income tax assets that resulted when the corporate tax rate was lowered from 35% to 21%.

Territorial Bancorp Inc. and Subsidiaries

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands, except per share data)

	December 31,	December 31,
	2017	2016
ASSETS
Cash and cash equivalents	$32,089	$61,273
Investment securities available for sale	2,851	—
Investment securities held to maturity, at amortized cost (fair value of $406,663 and $407,992 at December 31, 2017 and December 31, 2016, respectively).	404,792	407,656
Loans held for sale	403	1,601
Loans receivable, net	1,488,971	1,335,987
Federal Home Loan Bank stock, at cost	6,541	4,945
Federal Reserve Bank stock, at cost	3,103	3,095
Accrued interest receivable	5,142	4,732
Premises and equipment, net	5,721	4,327
Bank-owned life insurance	44,201	43,294
Income taxes receivable	1,571	122
Deferred income tax assets, net	4,609	7,905
Prepaid expenses and other assets	3,852	2,625
Total assets	$2,003,846	$1,877,562

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$1,597,295	$1,493,200
Advances from the Federal Home Loan Bank	107,200	69,000
Securities sold under agreements to repurchase	30,000	55,000
Accounts payable and accrued expenses	26,390	23,258
Income taxes payable	1,483	1,616
Advance payments by borrowers for taxes and insurance	6,624	5,702
Total liabilities	1,768,992	1,647,776

Stockholders’ Equity:
Preferred stock, $.01 par value; authorized 50,000,000 shares, no shares issued or outstanding	—	—
Common stock, $.01 par value; authorized 100,000,000 shares; issued and outstanding 9,915,058 and 9,778,974 shares at December 31, 2017 and December 31, 2016, respectively.	99	98
Additional paid-in capital	73,050	71,914
Unearned ESOP shares	(5,383)	(5,872)
Retained earnings	172,782	168,962
Accumulated other comprehensive loss	(5,694)	(5,316)
Total stockholders’ equity	234,854	229,786
Total liabilities and stockholders’ equity	$2,003,846	$1,877,562

Territorial Bancorp Inc. and Subsidiaries

Selected Financial Data (Unaudited)

	Three Months Ended
	December 31,
	2017	2016

Performance Ratios (annualized):
Return on average assets	0.43%	0.93%
Return on average equity	3.61%	7.52%
Net interest margin on average interest earning assets	3.11%	3.20%
Efficiency Ratio	65.06%	52.82%

	At December	At December
	31, 2017	31, 2016

Selected Balance Sheet Data:
Book value per share (1)	$23.69	$23.50
Stockholders’ equity to total assets	11.72%	12.24%

Asset Quality
(Dollars in thousands):
Delinquent loans 90 days past due and not accruing	$1,670	$1,401
Non-performing assets (2)	$4,227	$4,559
Allowance for loan losses	$2,548	$2,452
Non-performing assets to total assets	0.21%	0.24%
Allowance for loan losses to total loans	0.17%	0.18%
Allowance for loan losses to non-performing assets	60.28%	53.78%

Note:

(1) Book value per share is equal to stockholders’ equity divided by number of shares issued and outstanding

(2) Non-performing assets consist of non-accrual loans and real estate owned.  Amounts are net of charge-offs